Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on the Post-Effective Amendment No. 1 to Form S-8 (the “Registration Statement”) of our reports dated March 11, 2010, relating to the consolidated financial statements of US Gold Corporation (the “Company”) as at and for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in the Registration Statement.

KPMG LLP

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants Toronto, Canada
March 16, 2010